Exhibit 17.1

August 10, 2007

Board of Directors
c/o Paramount BioSciences, LLC
787 Seventh Avenue, 48th Floor
New York, NY 10019

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as President and Secretary of Arctic Acquisition Corp., effective immediately.

Very truly yours,

/s/ Stephen Rocamboli
Stephen Rocamboli